                                                    FILED PURSUANT TO RULE 424B1
                                                    REGISTRATION NO. 333-43853


PROSPECTUS

                                3,833,075 Shares
                      AUTONOMOUS TECHNOLOGIES CORPORATION

     This Prospectus relates to the public offering, which is not being underwritten, of 3,833,075 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") of Autonomous Technologies Corporation (the "Company"). All of the Shares may be offered by certain stockholders of the Company, certain holders of stock purchase warrants, or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Shares were either issued to the Selling Stockholders prior to the Company's initial public offering, or are subject to issuance to certain of the Selling Stockholders upon the exercise of warrants purchased prior to the initial public offering or issued subsequent thereto. The Shares and the stock purchase warrants were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares from whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "ATCI." On January 2, 1998, the last sale price for the Common Stock as reported by Nasdaq was $5.875 per share.


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                THE DATE OF THIS PROSPECTUS IS JANUARY 21, 1998


--------------------------------------------------------------------------------
     LADARVision and T-PRK are registered trademarks of the Company. T-LASIK and CustomCornea are trademarks of the Company. Ciba Vision is a registered trademark of Ciba Vision Corporation. Other trademarks used herein are the property of their respective owners.
--------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the" Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 1401 Brickell Avenue, Suite 200, Miami, FL, 33131. The Commission maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-28278) with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K for the Fiscal Year ended December 31, 1996; (b) Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; (c) Definitive Proxy Statement dated April 30, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders; (d) the description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A, dated April 23, 1996; (e) Amended Registration Statement on Form S-3, dated June 27, 1997; and (f) the Company's Current Reports on Form 8-K dated June 24, July 2, and December 23, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Monty K. Allen, Autonomous Technologies Corporation, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600.

          In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus, including "Risk Factors," and in documents incorporated by reference into this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

                                PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere and incorporated by reference in this Prospectus. This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Autonomous Technologies Corporation (the "Company"), a Florida corporation formed in 1985, has been engaged since 1993 in the design and development of the next generation of excimer laser instruments for laser vision correction ("LVC") to reduce or eliminate a person's dependence on eyeglasses or contact lenses. The Company's technology combines eye tracking with a narrow beam excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism (blurred vision). The Company's objective is to improve refractive surgical outcomes for these conditions over those achieved by earlier LVC systems.

     Vision correction is one of the largest medical markets, with approximately 136 million people in the United States using eyeglasses or contact lenses. Within this group, approximately 60 million people are myopic. Industry sources estimate that Americans spend approximately $13 billion, at retail prices, on eyeglasses, contact lenses and other vision correction products and services each year.

     The Company's LADARVision(R) System (formerly known as the T-PRK(R) System) technology combines high speed, laser radar eye tracking with narrow beam shaping to form its new and proprietary technology platform. The LADARVision System is designed to address a need for sophisticated eye tracking to compensate for saccadic eye movement during surgery. Saccadic eye movements are very rapid, involuntary and random in amplitude and direction and are not suppressed or reduced by medication used during LVC. These eye movements degrade LVC predictability and visual quality. The Company believes that the LADARVision System provides higher accuracy ablation by virtually eliminating decentration and shaping error caused by eye movement. Additionally, the narrow beam excimer provides a smooth ablation, and the Company's algorithms and shaping apparatus offer high speed to minimize surgical duration while retaining a high degree of pointing accuracy to achieve predictable shaping.

     The Company believes the LADARVision System will yield more stable, predictable results with less post-operative regression, potentially improving visual quality and clinical outcomes for low to moderate myopia compared to first generation excimer laser PRK systems manufactured and sold by its competitors. The Company is currently conducting its Phase III U.S. clinical trials for low to moderate myopia up to -10 diopters of mean spherical equivalent, including up to -6 diopters astigmatism and for hyperopia up to +6 diopters, including up to -6 diopters astigmatism. Additionally, the Company has begun Phase III U.S. clinical trials for LASIK (a modified surgical form of LVC) for up to -15 diopters of mean spherical equivalent, including up to -6 diopters astigmatism. Data from LADARVision clinical trials to date, including Phase III results, are supportive of improved stability and predictability for low to moderate myopia patients. Further, the Company believes extensions of its LADARVision technology platform may yield even greater improvements in patient results for vision disorders that require more complex corneal reshaping such as the many combinations of hyperopic and myopic sphere and astigmatism.

     In 1994, the Company entered into a strategic alliance with CIBA Vision Group Management, Inc. ("CIBA"), a wholly-owned subsidiary of Novartis, Ltd. (formed by the merger of Ciba-Geigy, Ltd. of Basel, Switzerland and Sandoz, Ltd.). The strategic alliance with CIBA is for the worldwide co-promotion of the LADARVision System. Through September 30, 1997, CIBA has invested an aggregate of approximately $5 million in cash and $1,039,000 in services in the Company. As a result of this investment, CIBA owns approximately 13% of the Company's outstanding Common Stock, not including shares that may be issuable to CIBA in 1999. See "Risk Factors - Commission Obligation to CIBA; Future Dilution" and "Item 13. - Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K"). With experience in physician and retail marketing and the second largest worldwide market share for contact lens and lens care products, CIBA provides the Company with credibility and awareness in both the ophthalmic and consumer markets. Under the strategic alliance, the Company plans to utilize co-promotion strategies, such as product tie-ins, joint advertising and shared exhibit space, on a project-by-project basis. The Company retains the worldwide marketing rights for its LADARVision System.

     The Company's marketing strategy is designed to broaden the penetration of the LADARVision System in the refractive surgery market by significantly reducing the up-front cost to the ophthalmologist of current PRK systems. This marketing strategy would allow physicians to utilize the LADARVision System by paying an advance procedure fee for the equipment and paying a per procedure service fee thereafter.


                              RECENT DEVELOPMENTS

     PMA FILE ACCEPTANCE, OCTOBER, 1997 AND PMA PANEL REVIEW DATE, JANUARY, 1998. The Company received FDA acceptance of its pre-market approval application
(PMA) filing on the LADARVision System and has been assigned a PMA panel review date of February 13, 1998 with the Ophthalmic Devices Panel of the FDA. The PMA application encompasses correction of up to -10 diopters of myopic refractive error. An amendment to the PMA was filed in November, 1997, covering astigmatic correction up to -10 diopters of sphere and up to -6 diopters of astigmatism.

     LASIK TRIALS BEGIN, OCTOBER, 1997. The Company received FDA approval to begin U.S. FDA LASIK trials on up to -15 diopters of myopia with up to -6 diopters of astigmatism.

     U.S. HYPEROPIA/ASTIGMATISM TRIALS BEGIN, SEPTEMBER, 1997. The Company began its U.S. clinical trial in hyperopia including hyperopic astigmatism. The Company received FDA approval to conduct a multicenter hyperopia/astigmatism clinical study to treat up to +6 diopters of hyperopia and up to -6 diopters of astigmatism.

     FIRST COMMERCIAL PLACEMENT, AUGUST, 1997. The Company placed its first commercial LADARVision System at a clinic in Toronto, Canada under the Autonomous Affiliates Program(SM) whereby the clinic will pay Autonomous on a per-procedure basis.

     PRIVATE PLACEMENT, JUNE 1997.  The Company completed a private placement of
3,000,000 shares of the Company's Common Stock.   The Shares were sold pursuant
to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company filed a Registration Statement on Form S-3 on behalf of the purchasers covering the resale of the shares.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN IN THE SECTION CAPTIONED "RISK FACTORS" WHICH IMMEDIATELY FOLLOWS THIS SECTION ON PAGE 3.

                           -------------------------

     The Company's executive offices are located at 2800 Discovery Drive, Orlando, Florida 32826, where it also maintains its primary research, manufacturing and sales facilities. Its telephone number at that location is
(407) 384-1600.

                           -------------------------

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

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

     ABSENCE OF OPERATING HISTORY AND PROFITABILITY; EXPECTED FUTURE LOSSES. The Company was founded in 1985 to develop laser tracking technology for the Department of Defense under the Strategic Defense Initiative and did not pursue development of the LADARVision System product until 1993. The Company to date has installed seven units for clinical trials and is concluding with postoperative patient follow-ups with its myopia and astigmatism U.S. Phase III patient treatments. The Company has generated limited revenues to date and has incurred net losses since 1991. The Company's LADARVision System may require additional product development, will require additional clinical studies for indications beyond low and moderate myopia and astigmatism and will require marketing investment as well as its Pre-Market Approval ("PMA") from the FDA as a Class III device prior to United States commercialization. There can be no assurance that any of the Company's product, clinical or market development efforts will be successfully completed, that regulatory approvals will be obtained, or that the Company's products will be capable of being produced in commercial quantities at reasonable cost. Further, it is expected that the Company will continue to incur substantial losses for some time after it enters the United States market for laser vision correction, and there can be no assurance that the Company will attain profitability at any time in the future.

     UNCERTAIN MARKET ACCEPTANCE OF LVC. The Company believes that its long-term growth and ultimate profitability will depend upon acceptance of LVC in the United States and certain international markets and the Company's ability to penetrate the LVC market successfully. LVC has only been marketed in the United States for approximately 28 months and initial market growth has been slower than anticipated (published market estimates have shown 100,000 and 200,000 U.S. procedures for the calendar years 1996 and 1997, respectively). The degree of eventual acceptance of LVC by ophthalmologists and persons needing refractive correction as an alternative to existing methods of treating or correcting vision disorders is still undeterminable. The acceptance of LVC by the general population may be affected adversely by its retail price, concerns relating to its safety and efficacy, and the accepted effectiveness of alternative methods of correcting refractive vision disorders. Additionally, the current lack of long-term follow-up data, the possibility of unknown side effects, and the expected lack of third-party reimbursement for the procedure might also adversely affect demand. Any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of legal or illegal LVC systems manufactured by any participant in the LVC market could also adversely affect consumer acceptance. Ophthalmologist and optometrist acceptance (the latter for referrals) could also be affected by the high costs and expenses of excimer laser systems, which might preclude access to such systems by some professionals. In addition, the Company's marketing strategy relies, in part, on ophthalmologists who are currently using an existing excimer laser system to replace their equipment with the Company's LADARVision system. Emerging new refractive surgery technologies and procedures may also have the potential to compete with or materially limit the acceptance of LVC. Current ophthalmic product suppliers whose products, including eyeglasses and contact lenses, are alternatives to LVC also may adversely affect the market acceptance of LVC by their retail marketing strategies, including aggressive pricing. The failure of LVC to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that there will be demand for the Company's LADARVision System.

     GOVERNMENT REGULATION; FOOD AND DRUG ADMINISTRATION; POSSIBLE FAILURE TO OBTAIN REGULATORY APPROVAL FOR PRODUCTS. Medical devices are subject, prior to clearance for marketing, to rigorous pre-clinical and clinical testing mandated by the FDA and comparable agencies in other countries and, to a lesser extent, by

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

state regulatory authorities. The Company has filed a PMA application with the FDA for approval of its LADARVision System as a Class III device for treating low myopia and must file an amendment thereto or additional PMA applications for other vision disorders.

     The process of obtaining approval of a PMA application is lengthy, expensive and uncertain. It requires the submission of extensive clinical data and supporting information to the FDA. The PMA process also typically has required a public hearing before an advisory panel comprised of experts in the field. However, the FDA is not bound by the advisory panel's recommendations when it seeks them. In late 1996, the FDA issued a definitive statement entitled "FDA Guidance for Photorefractive Keratectomy Laser Systems: IDE Studies and PMA Applications" (the "Guidance Document"). The Guidance Document offers companies pursuing FDA approval of LVC systems substantially more defined filing paths, study design and execution requirements, and safety and efficacy data levels that will have to be achieved in order to be a candidate for issuance of a PMA. The Company believes that the Guidance Document will make the process of obtaining PMA approvals for LVC systems less uncertain and more predictable but will not eliminate the risk that the Company will not be granted a PMA. The Company believes that its engineering, clinical trials and data gathering and analysis, including that which was accomplished before the existence of the Guidance Document, are in substantial compliance with the Guidance Document.

     Products manufactured and distributed by the Company pursuant to a PMA will be subject to extensive, ongoing regulation by the FDA. The FDA enabling legislation, the Food, Drug and Cosmetic Act (the "FDC Act") also requires the Company to manufacture its products in accordance with its current Quality System Regulations ("QSR"). The Company's facilities will be subject to periodic, surprise QSR inspections by the FDA. These regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. QSR regulations are consistent, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Standards Organization (ISO) 9001.

     The Company's manufacturing facilities eventually must comply with current ISO 9001 qualifications and FDA QSR guidelines before the Company's PMA can be granted. The Company's facilities are bing readied to comply with such requirements. If any noncompliance with these regulations is noted during facility inspections, the initial or continued marketing of the Company's products may be adversely affected.

     Additionally, product and procedure labeling and all forms of promotional activities are subject to examination by the FDA, and current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with these requirements may result in warning letters, fines, injunctions, recall or seizure of products, suspension of manufacturing, denial or withdrawal of PMAs, and criminal prosecution.

     The FDA Quality System Regulation and ISO 9001 require the Company to maintain a supplier-quality program with major sub-contractors in order for the Company's product to carry the claim of having been manufactured in a quality environment. As a result, at least two of the Company's current sub-contractors will be required to establish documented quality systems. Currently one of those sub-contractors meets those standards. There can be no assurance that the remaining sub-contractor can meet the standards in a timely fashion. Furthermore, there is always the risk that existing sub-contractors who meet the requirements currently will not meet them at some time in the future. As a result, it is possible that the Company's commercial capability could be hindered at some time in the future because it is unable to pass QSR inspections by the FDA, its subcontractor's documented quality systems fail to be sufficient, or the Company is unable to obtain the "CE" mark to enable the Company to distribute products in Europe in 1998 and beyond. (See "Risks Associated with International Commercial Activities" for a discussion of the "CE" mark.)

     Requirements for regulatory approval relating to the LADARVision System may vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. No regulatory clearances have been obtained in any such countries, and there is no assurance that any will be issued.

     Changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend in part on its ability to obtain patents for its products and processes, to preserve its trade secrets and to operate without infringing upon the proprietary rights of third parties. In particular, whether the Company can protect its proprietary tracking and narrow-beam shaping technology is critical to its ability to differentiate it from existing LVC systems. The Company has filed eleven patent applications in the United States and several foreign patent applications related to several features of its eye tracking technology as well as to its narrow beam delivery, corneal sculpting methods and advanced topographical analysis. Three of these applications have resulted in the issuance of United States patents, all claims for two additional patents have been allowed, and 13 claims in one additional patent application have been allowed. It is uncertain as to whether any other patents will be issued, whether the scope of any patent protection will exclude competitors or provide meaningful competitive advantages to the Company, whether any of the Company's patents will be held valid if subsequently challenged, or whether others will not claim rights in or ownership of the patents and other proprietary rights held by the Company.

     In both the United States and overseas, there are a number of patents covering methods, procedures and apparatus for performing corneal surgery with ultraviolet laser ablation. Furthermore, there are existing patents in eye tracking and narrow beam excimer shaping. The patent positions of medical technology are generally uncertain and involve complex legal and factual questions. Consequently, the Company does not know whether any of its pending applications will result in the issuance of any patents or whether issued patents will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secret until patents are granted and since publication of inventions in scientific or patent literature tend to lag behind patent grants by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

     PATENT LITIGATION. There has been significant patent litigation in the medical device industry generally, and in LVC in particular. The defense and prosecution of patent proceedings is costly and involves substantial commitments of management time. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be obtainable and may or may not be economically viable. Patent and other intellectual property disputes in the medical device industry often are settled through licensing arrangements. The costs associated with such arrangements may be substantial, and could include ongoing royalties. Furthermore, there can be no assurances that a settlement through licensing can be reached, accordingly, an adverse determination in a judicial or administrative proceeding, or the Company's failure to obtain necessary licenses, could prevent the Company from manufacturing and selling its products in one or more markets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Two of the Company's competitors, Summit Technologies, Inc. ("Summit") and VISX, have formed a United States partnership, Pillar Point Partners ("Pillar Point"), to pool certain of their respective patents related to corneal sculpting technologies. In October 1996, the Company filed suit in the U.S. against Pillar Point alleging non-infringement, unenforceability and invalidity of certain of the patents of Pillar Point. There can be no assurance that the Company will prevail in this lawsuit or that other such suits will not arise.

     TECHNOLOGY LICENSES FROM PILLAR POINT AND OTHERS. Pursuant to the Pillar Point partnership, Summit and VISX, whose products use excimer lasers for PRK, have agreed to pay royalties and per procedure fees to Pillar Point under licenses granted by Pillar Point. Depending upon whether the Company's LADARVision System incorporates patented technology owned by or licensed to Pillar Point and as may be required by any license agreement that the Company may enter into with Pillar Point, the Company or its LADARVision System users may be required to pay royalties and per procedure fees to Pillar Point for all revenues generated in the United States. The Company has not obtained a license from Pillar Point as of this date, and the actual per procedure fee and other terms of any license, if such license is granted, have yet to be determined.

     In addition, there may be other United States and foreign patents for which the Company will need to negotiate licenses in order to sell, lease or use the LADARVision System in certain markets.

     There can be no assurance that the Company will be successful in securing licenses, including any necessary licenses from Pillar Point, or that if the Company does obtain licenses, such licenses will be on terms acceptable to the Company. The failure to either obtain required licenses or to obtain licenses on terms favorable to the Company could have a material adverse effect on the business of the Company.

     LIMITED HUMAN CLINICAL TRIAL DATA IN HYPEROPIA AND LASIK; LACK OF LONG-TERM FOLLOW-UP. Substantial additional human clinical trials must be completed under rigorous protocols at multiple sites in order to submit the required outcome data for hyperopia/astigmatism and LASIK with the Company's PMA application(s). The results of the Company's early clinical trials in myopia/astigmatism appear satisfactory, but may not be indicative of results to be expected in future clinical trials for expanded indications. If the Company's clinical trials do not show consistently good outcomes, the Company may not be able to secure a PMA for its products. Moreover, the results of clinical trials are not within the Company's control, and the Company could experience delays in completing its clinical trials for a variety of reasons. Any failure to obtain a PMA or delay in clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations.

     There have been concerns with respect to the safety and efficacy of LVC, including the predictability and stability of results. Potential complications and side effects in early LVC systems have included post-operative discomfort due to re-epithelialization (eye membrane re-growth); corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to topical medication administered during and after the procedure; fluctuations in refractive capabilities during healing; occasional decreases or permanent loss in best corrected vision post-operatively (i.e., with corrective eyewear); unintended over-corrections or under-corrections; regression of operative effect; disorders of corneal healing; corneal scars; corneal ulcers and unintentionally induced astigmatism. It is entirely unpredictable as to whether long-term follow-up data on either clinical or later commercial patients from any LVC system will reveal additional complications that may have a material adverse effect on acceptance of LVC and market size which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. Concern over the safety of LVC in general could, in turn, result in adverse regulatory action which could have a material adverse effect on the Company's business, financial condition and results of operations.

     RAPIDLY CHANGING TECHNOLOGY; HIGHLY COMPETITIVE MARKETS. The refractive surgery market is characterized by rapidly evolving technology and intense competition. The Company is aware of two companies, Summit and VISX, that have been granted their PMA's and are actively marketing LVC systems in the United States for low myopia, and, in the case of VISX, astigmatism. Several companies, including Chiron/Technolas, Coherent/Schwind, Nidek, Meditek, Lasersight and Novatec, have introduced PRK systems outside the United States, where PRK has been commercialized for treating refractive disorders. Such companies either have begun or may soon begin clinical trials in the United States. LVC providers who purchase equipment from Summit or VISX may be reluctant to change to the new LADARVision System because of the significant capital investment they have made or the familiarity with the equipment and the inconvenience of changing to a new system. If other providers of PRK systems are able to saturate the United States market with their equipment before the Company obtains FDA approval to market the LADARVision System in the United States, the Company could experience a significantly lower share of the market than anticipated which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Several of the Company's competitors have allied with or developed their own vision care centers in Europe and the United States and have entered into strategic alliances with prominent corporations in the worldwide ophthalmic industry to promote their PRK excimer lasers. Many of these companies have substantially greater capabilities than the Company in the areas of capital resources, research and development resources and regulatory, manufacturing and marketing experience. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective and less expensive than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

     Non-laser corrective refractive procedures and technologies are under development, and it is possible that these technologies and procedures will be successfully developed as competition to the Company's technology.

     RELIANCE ON A SINGLE POTENTIAL PRODUCT. Currently the Company's only significant planned product is the LADARVision System for refractive correction. The Company's existing plans assume that it will derive substantially all of its revenues from the LADARVision System. If the Company is unable to make significant commercial placements of the LADARVision System for vision correction, the viability of the Company would be jeopardized. Furthermore, if the Company is unable to successfully design, clinically test and gain FDA approval on additional indications, such as astigmatism, higher levels of myopia, and hyperopia, the Company's future growth could be significantly limited.

     DEPENDENCE ON AND NEED FOR KEY PERSONNEL; POTENTIAL FAILURE TO MANAGE GROWTH. Prior to 1995, the Company relied on consultants and contractors to assist senior management in certain financial, regulatory, marketing and manufacturing functions. During the latter half of 1995 and in 1996 and 1997, the Company attracted senior personnel in marketing, clinical trials management, finance, research and operations. As the Company continues the clinical development of the LADARVision System and prepares for regulatory approvals and other commercialization activities, it will need to continue to implement and expand its operational, financial and management resources and controls. Particularly important will be the need of the Company to build a manufacturing and field service organization. The failure of the Company to attract and retain experienced individuals for these positions, as well as any inability of the Company to effectively manage growth in its domestic and international operations as it transitions from a development stage enterprise to a commercial entity, could have a material adverse effect on the Company's business, financial condition and results of operations.

     NO SIGNIFICANT SALES AND MARKETING EXPERIENCE; RELIANCE ON STRATEGIC ALLIANCE PARTNER. The Company's efforts to date have focused on the development and evaluation of the LADARVision System for treating refractive disorders. As the Company continues clinical studies with the LADARVision System and prepares for commercialization of the product internationally and in the United States, it must build a sales and marketing infrastructure. The Company has limited experience in the sales and marketing of capital equipment for laser vision correction. In 1994 and 1995, the Company entered into agreements that form a strategic alliance with CIBA for the worldwide co-promotion of the Company's T-PRK System excimer laser. Although it has developed a strong reputation in certain ophthalmic markets such as contact lenses, lens care and ophthalmic pharmaceuticals, CIBA does not have considerable experience in the sale of ophthalmic equipment or in the refractive surgery market. It is possible that the Company will not be able to attract the personnel to develop the infrastructure to effectively market the LADARVision System or that CIBA will not be able to provide sufficient or effective co-marketing and business support.

     RISKS ASSOCIATED WITH INTERNATIONAL COMMERCIAL ACTIVITIES. International commercial activities, from which the Company expects to earn its first commercial revenues from the LADARVision System, may be limited by or disrupted by the imposition of government controls, unique license requirements, political instability, trade restrictions, changes in tariffs or taxes, and difficulties in staffing and managing such complexities.

     In order to make commercial placements in Europe, the Company is required to receive a "CE" mark certification, an international symbol of quality and compliance with applicable European medical device directives, by June 1998. In order to receive a CE mark certification, the Company must have obtained an ISO 9001 certification. Failure to receive a CE mark certification will prohibit the Company from placing the LADARVision System in Europe and would have a material adverse effect on the business, financial condition, and results of operations of the Company.

     COMMISSION OBLIGATION TO CIBA; FUTURE DILUTION. As part of the strategic alliance with CIBA, the Company will pay a 6% commission on net revenue worldwide from all equipment sales and patient procedure fees relating to ophthalmic refractive surgery. The initial commission is limited to $10,000,000 in the aggregate. In the event the Company has not paid commissions to CIBA totaling $10,000,000 or more by May 15, 1999, the Company must deliver to CIBA 610,534 shares Common Stock (the "Additional Shares"), and continue to pay commissions until the $10,000,000 aggregate amount is reached. If the Additional Shares are issued, the number of such shares must be adjusted so that the Additional Shares have a market value of at least $2,400,000 on May 15, 1999. The Company's current business plan contemplates that commissions to CIBA by May 15, 1999 will not total $10,000,000. Therefore, it should be assumed that the Company will issue the Additional Shares on May 15, 1999. The 6% commission will reduce the Company's income and margins from its business for the period it is payable, and the potential future shares are prospectively dilutive to stockholders in 1999.

     POSSIBLE TERMINATION OF STRATEGIC ALLIANCE WITH CIBA. The strategic alliance provides CIBA and the Company with certain termination rights. CIBA may, at its sole discretion, terminate the strategic alliance upon 180 days notice to the Company. In such event, the Company would be obligated to continue to pay to CIBA for up to three years beyond termination the 6% commission on procedure fee revenue derived from LADARVision Systems that were commercially placed at the time of the termination. Additionally, CIBA has the right to terminate the strategic alliance upon 30 days notice should there be a change of control of the Company (defined as the transfer of greater than 50% of the voting stock or substantially all of the assets of the Company in a single transaction or series of related transactions, excluding a bona fide public offering). CIBA also has the right to terminate the strategic alliance upon 30 days notice if it determines, in its sole discretion, that the Company's core technology or the commercial essence of the technology is not patentable, or that additional licenses (other than that with Pillar Point) are necessary, are not obtained or would have a material adverse impact upon the commercial value of the Company's technology. CIBA also has the right to terminate such agreement (i) if the Company materially breaches such agreement and does not cure such breach within the cure period, (ii) if the Company becomes insolvent, or (iii) if the control of the Company falls into the hands of a competitor to CIBA. In the event that CIBA terminates the strategic alliance, such termination would have a material adverse effect on the operations, financial condition and the results of operations of the Company, in that the Company would be unable to utilize the CIBA name in connection with marketing the LADARVision System, or to utilize other planned services as agreed to in the strategic alliance.

     LIMITED MANUFACTURING EXPERIENCE; LIMITED MANUFACTURING CAPACITY. The Company's manufacturing operations consist primarily of the final assembly of out-sourced parts and components, followed by testing to assure field performance and quality control. To date, the Company has manufactured six systems for clinical trials and five systems for other purposes. The Company must expand its manufacturing capabilities for commercial production of the LADARVision System in order to meet FDA manufacturing guidelines and to have the capacity to address the market. However, it is uncertain as to whether the Company will be able to expand its manufacturing operations in a timely manner and at a reasonable cost to meet commercial demand.

     RELIANCE ON THIRD PARTY AND SOLE SOURCE SUPPLIERS. The Company relies on third party suppliers to provide the components necessary for the manufacture of the LADARVision System. The Company-patented laser component of the LADARVision System is currently supplied by a single source according to the Company's specifications under an exclusive supply agreement. The Company has the right at any time to seek other producers of the laser. In addition to the laser device, the most significant system component is the tracking hardware. Other components of the LADARVision System such as the stereo microscope, computer hardware and system casing are available from several sources. The Company may be unable to obtain sufficient quantities of these components from single-source or other suppliers or it may be unable to effect a change from a single source supplier to another or other suppliers. In these instances, reductions in manufacturing capability could occur that could cause delays in clinical trials, regulatory approvals and commercialization which would have a material adverse effect on the business, financial condition, and results of operations of the Company.

     NEED FOR ADDITIONAL CAPITAL TO FUND PLACEMENT OF THE LADARVISION SYSTEMS AND FOR OPERATIONS. The Company's business strategy calls for the placement of the LADARVision Systems with ophthalmologists primarily under procedure fee agreements. As a result, the Company will be required to fund the cost of manufacturing and installation of each system. Although the Company intends to receive prepaid fees for the placement of each machine and to seek financing for additional balances of capital investment, such prepaid fees and funding will not cover the initial manufacturing and installation costs of each system. The Company will be required to obtain financing at some point prior to achieving high volume commercial use of its LADARVision Systems. There can be no assurance that the Company will be able to borrow the funds or raise equity capital as needed for the commercial placement of its LADARVision Systems or, if such funding is obtained, that the terms of such funding will be favorable to the Company. Until such time as the cash provided from the cumulative LADARVision System placements is sufficient to cover the costs of the Company's clinical, research, development and administrative endeavors, the Company will need additional capital for funding of such operations.

     POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. The Company's business involves the risk of product liability claims. Any inability of the Company to maintain adequate insurance coverage at any time could, in the event of product liability or other claims in excess of the Company's insurance coverage, have a material adverse effect on the Company's business, financial condition and results of operations. The Company has in the past agreed, and is likely to in the future agree, to indemnify certain medical institutions and personnel thereof conducting and participating in the Company's clinical studies.

     VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility, and such volatility may occur in the future. Additionally, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, including lawsuits, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other LVC or medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

     DILUTION. The price of the Common Stock offered hereby is substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial dilution. Additional dilution is likely to occur upon the exercise of outstanding warrants, stock options and the potential issuance of shares to CIBA in 1999. If the Company finds it necessary to sell Common Stock in the future at a price lower than in this Offering, the purchasers in this Offering may suffer dilution in their holding at that time.

     CONTROL BY CERTAIN EXISTING STOCKHOLDERS. The directors, executive officers and certain entities affiliated with directors of the Company beneficially own approximately 25.9% of the Company's outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Bylaws and the approval of certain mergers or other similar transactions. Such control by existing stockholders could also have the effect of delaying, deferring or preventing a change in control of the Company.

     SHARES ELIGIBLE FOR RESALE. At September 30, 1997, the Company had 9,908,197 shares of Common Stock outstanding. The shares may be freely traded, traded under certain volume and other restrictions set forth in Rule 144 (as recently amended), or are restricted as set forth below.

     At September 30, 1997, the Company has reserved 1,664,109 shares of Common Stock for issuance pursuant to the 1995 Stock Option Plan and the 1996 Employee Stock Purchase Plan (collectively, the "Stock Plans"). Of this amount, 911,902 shares were subject to outstanding options at September 30, 1997. Since the Stock Plans have been registered on Form S-8 with the SEC, Common Stock issued in conjunction with the Stock Plans are generally eligible for resale in the open market.

     At September 30, 1997, the Company has reserved 1,210,350 shares of Common Stock for issuance upon the exercise of warrants outstanding. In the event the holder of a stock purchase warrant would exercise that warrant for cash, the shares received would be restricted Common Stock. However, if a holder of certain warrants "converts" the warrant, the shares received would be eligible for resale under Rule 144. Of these 1,210,350 warrants, 1,105,350 are "in the money" and exercisable at September 30, 1997.

     NO FORESEEABLE DIVIDENDS. The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

     ANTI-TAKEOVER MEASURES; POTENTIAL ADVERSE EFFECT ON COMMON STOCK PRICE. The Company's Articles authorize the Company's Board of Directors to issue shares of the Company's Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any vote or action by the stockholders. The issuance of Preferred Stock under such circumstances could have the effect of delaying or preventing a change in control of the Company. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be created and issued in the future.

     On April 7, 1997, the Company's Board approved, and on June 12, 1997 the stockholders approved, an amendment to the Company's Articles, providing that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. The Company's Board and stockholders further approved, an amendment to the Articles providing that an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares is required to amend such prohibition of use of written consents by the stockholders set forth above.

     In addition, certain provisions of the Florida Business Corporation Act have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These statutory provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with such a transaction. One of the effects of the provisions described above may be to discourage a future attempt to acquire control of the Company that is not presented to and approved by the Board of Directors, but which a substantial number, and perhaps even a majority of the Company's stockholders, might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.


                              SELLING STOCKHOLDERS

     The Shares covered by this Prospectus will be or have been acquired pursuant to the exercise of warrants purchased or issued or were acquired from the Company prior to the initial public offering of the Company's stock. The offer and sale by the Company of the Common Stock and the stock purchase warrants to the Selling Stockholders was made pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

     The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders or the number of shares of Common Stock subject to issuance to the Selling Stockholder upon the exercise of warrants owned by the Selling Stockholder as of December 1, 1997 and the number of shares which may be offered pursuant to this Prospectus. This information is based in part on information provided by the Company's transfer agent. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

                                   Number of Shares Owned
                                      Prior to Offering                             Ownership After Offering
                                   -----------------------                         -------------------------
                                                                Number of
      Name of                       Number of                  Shares Being        Number of
Selling Stockholders                 Shares     Percent %       Offered             Shares        Percent %
--------------------               -----------  ----------    --------------       ---------      ----------
------------------------------------------------------------------------------------------------------------
Richard Argyle                        3,000        *              3,000                0              *
                                      3,000+                      3,000+
------------------------------------------------------------------------------------------------------------
Alfred J. Arsenault                   6,000        *              6,000                0              *
------------------------------------------------------------------------------------------------------------
Beverly Berman Backerman &            1,000        *              1,000                0              *
 Jeffrey K. Backerman                 3,000+                      3,000+

------------------------------------------------------------------------------------------------------------
Charles A. Bayshore Trust            15,000        *             15,000                0              *
                                     15,000+                     15,000+
------------------------------------------------------------------------------------------------------------
Christina E. Beale                    1,000        *              1,000                0              *
------------------------------------------------------------------------------------------------------------
Julie T. Berlacher, Trust            15,000+       *             15,000+               0              *
------------------------------------------------------------------------------------------------------------
Thomas L. Bivins & Jean G.              750        *                750                0              *
 Bivins                                 750+                        750+
------------------------------------------------------------------------------------------------------------
David E. Boone                       17,250        *             17,250                0              *
                                      4,500+                      4,500+
------------------------------------------------------------------------------------------------------------
Brian C. Boone                        1,000        *              1,000                0              *
------------------------------------------------------------------------------------------------------------
Donald B. Boone & Mary H.             1,500        *              1,500                0              *
 Boone
------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
Jonathan S. Boone                        1,750      *           1,750          0     *
---------------------------------------------------------------------------------------
John L. Boone                            1,000      *           1,000          0     *
---------------------------------------------------------------------------------------
John W. Boone                           10,050+     *          10,050+         0     *
---------------------------------------------------------------------------------------
John W. Boone Intervivos Trust           1,500      *           1,500          0     *
---------------------------------------------------------------------------------------
Kevin S. Boone                           1,750      *           1,750          0     *
---------------------------------------------------------------------------------------
Lucy L. Boone                              450      *             450          0     *
                                         4,950+                 4,950+
---------------------------------------------------------------------------------------
Shannon L. Boone                         1,000      *           1,000          0     *
---------------------------------------------------------------------------------------
Alan Braverman                           3,000      *           3,000          0     *
                                         3,000+                 3,000+
---------------------------------------------------------------------------------------
G. Bradley Burkhalter                   10,000      *          10,000          0     *
---------------------------------------------------------------------------------------
James H. Burkhalter                     45,450      *          45,450          0     *
                                        18,000+                18,000+
---------------------------------------------------------------------------------------
The Capozza Living Trust (1)            15,000      *          15,000          0     *
                                        15,000+                15,000+
---------------------------------------------------------------------------------------
Cascade Capital Partners                 7,500      *           7,500          0     *
                                         7,500+                 7,500+
---------------------------------------------------------------------------------------
CIBA Vision Group                    1,256,550    11.4%     1,256,550          0     *
 Managment, Inc. (2)
---------------------------------------------------------------------------------------
Bernard M. Cohn                         15,000      *          15,000          0     *
                                         7,500+                 7,500+
---------------------------------------------------------------------------------------
Marshall S. Cohn                        15,000      *          15,000          0     *
                                         7,500+                 7,500+
---------------------------------------------------------------------------------------
Clarion Capital Corporation             30,000      *          30,000          0     *
                                        30,000+                30,000+
---------------------------------------------------------------------------------------
John F. DeBenedetti                     15,000      *          15,000          0     *
                                        15,000+                15,000+
---------------------------------------------------------------------------------------
Michael R. Deitz Trust                  30,000      *          30,000          0     *
                                        30,000+                30,000+
---------------------------------------------------------------------------------------
Carl Dillman                             1,500      *           1,500          0     *
                                         1,500+                 1,500+
---------------------------------------------------------------------------------------
Nancy Dillman                            3,000      *           3,000          0     *
                                         3,000+                 3,000+
---------------------------------------------------------------------------------------
G. Richard Downes, Jr. (5)              62,100      *          62,100          0     *
---------------------------------------------------------------------------------------


George W. Edwards DMD PA                 7,500      *           7,500          0     *
 Profit Sharing Trust
---------------------------------------------------------------------------------------
Kristin Enghauser                        4,500      *           4,500          0     *
                                         4,500+                 4,500+
---------------------------------------------------------------------------------------
Ashli F. Evans                           1,000      *           1,000          0     *
---------------------------------------------------------------------------------------
EVEREN Securities Inc.                  60,000+     *          60,000+         0     *
---------------------------------------------------------------------------------------
Kathryn E. Evers & Howard L.            15,000      *          15,000          0     *
 Evers                                  15,000+                15,000+

---------------------------------------------------------------------------------------
David E. Farber                         15,000      *          15,000          0     *
                                        15,000+                15,000+
---------------------------------------------------------------------------------------
Robert C. Faulkner                       1,500      *           1,500          0     *
                                         1,500+                 1,500+
---------------------------------------------------------------------------------------
Beverly B. Fleming & Gary B.             1,500      *           1,500          0     *
 Fleming
---------------------------------------------------------------------------------------
Boone A. Fleming                         1,000      *           1,000          0     *
---------------------------------------------------------------------------------------
Brant E. Fleming                         1,000      *           1,000          0     *
---------------------------------------------------------------------------------------
Jonathan M. Frantz                      28,500      *          28,500          0     *
---------------------------------------------------------------------------------------
Anne Dolores Frey (6)                      525      *             525          0     *
                                           450+                   450+
---------------------------------------------------------------------------------------
Leonard Goldfine & Yana                 10,500      *          10,500          0     *
 Goldfine                               10,500+                10,500+

---------------------------------------------------------------------------------------
Donald Guber Family Trust               26,250      *          26,250          0     *
---------------------------------------------------------------------------------------
Scott Halsted                            6,000      *           6,000          0     *
                                         6,000+                 6,000+
---------------------------------------------------------------------------------------
Hanifen Imhoff Inc.                     75,000+     *          75,000+         0     *
---------------------------------------------------------------------------------------
G. Arthur Herbert Revocable             31,500      *          31,500          0     *
 Trust (1)                              15,000+                15,000+

---------------------------------------------------------------------------------------
Rebecca S. W. Herbert                   16,650      *          16,650          0     *
 Revocable Trust (1)
---------------------------------------------------------------------------------------
Larry Haimovitch                         7,500      *           7,500          0     *
                                        33,000+                33,000+
---------------------------------------------------------------------------------------
Edward K. Hobby                          4,500+     *           4,500+         0     *
                                        15,000+                15,000+
---------------------------------------------------------------------------------------
Holly Hobby                              9,900      *           9,900          0     *
---------------------------------------------------------------------------------------
Judie A. Hobby                           4,500+     *           4,500+         0     *
---------------------------------------------------------------------------------------

Kenleigh C. Hobby                        9,900      *           9,900          0     *
------------------------------------------------------------------------------------------
Richard H. Keates (2)                   11,250      *          11,250          0     *
------------------------------------------------------------------------------------------
Richard H. Keates MD Profit             17,700      *          17,700          0     *
 Sharing Trust (2)
------------------------------------------------------------------------------------------
Auzville Jackson, Jr.                    6,000      *           6,000          0     *
                                         6,000+                 6,000+
------------------------------------------------------------------------------------------
David S. Klein                          15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------
Milton I. Klein Revocable Trust         15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------
Gary V. Knippenberg                      1,500      *           1,500          0     *
------------------------------------------------------------------------------------------
Thomas J. Kumbatovic                    12,000      *          12,000          0     *
                                        12,000+                12,000+
------------------------------------------------------------------------------------------
Charles H. Layne                         3,000+     *           3,000+         0     *
------------------------------------------------------------------------------------------
Richard L. Lindstrom                    22,500      *          22,500          0     *
                                         7,500+                 7,500+
------------------------------------------------------------------------------------------
H. David Lunger                         15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------
Thomas E. Mancino                       30,000      *          30,000          0     *
                                        30,000+                30,000+
------------------------------------------------------------------------------------------
Charles McClintick                      25,500      *          25,500          0     *
------------------------------------------------------------------------------------------
Alexandra E. McIntyre                   15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------
John E. McWhirter & Diane B.             1,200      *           1,200          0     *
 McWhirter
------------------------------------------------------------------------------------------
John H. Merkle                          14,250      *          14,250          0     *
                                         6,000+                 6,000+
------------------------------------------------------------------------------------------
Francis H. Monahan                      61,200      *          61,200          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------
Louis Morningstar                        4,950      *           4,950          0     *
                                         4,950+                 4,950+
------------------------------------------------------------------------------------------
Milton Myers                             7,500+     *           7,500+         0     *
------------------------------------------------------------------------------------------
Robert E. Nevett Jr. & Eleanor          17,700      *          17,700          0     *
 H. Nevett                               4,500+                 4,500+

------------------------------------------------------------------------------------------
Bernt Nygaard                            3,000      *           3,000          0     *
                                         3,000+                 3,000+
------------------------------------------------------------------------------------------

H. Vincent O'Connell III                16,500      *          16,500          0     *
------------------------------------------------------------------------------------------
Howard V. O'Connell                      3,000+     *           3,000+         0     *
------------------------------------------------------------------------------------------
John C. Olson Profit Sharing             7,500      *           7,500          0     *
 Plan FBO                                7,500+                 7,500+

------------------------------------------------------------------------------------------
John C. Olson                           15,000      *          15,000          0     *
------------------------------------------------------------------------------------------
Kathryn F. Olson, UNIF                   3,750      *           3,750          0     *
 Transfers to Minors Act
------------------------------------------------------------------------------------------
Lauren E. Olson, UNIF                    3,750      *           3,750          0     *
 Transfers to Minors Act
------------------------------------------------------------------------------------------
Pequot Scout Fund LP (3)               865,000     9.0%        75,000    730,000    6.6%
                                       135,000+                75,000+         0+
------------------------------------------------------------------------------------------
Porridge Partners (4)                  865,000     9.0%        60,000    730,000    6.6%
                                       135,000+                60,000+         0+
------------------------------------------------------------------------------------------
Toby J. Petersen                         6,000+     *           6,000+         0     *
------------------------------------------------------------------------------------------
Porter Partners LP                     245,000     3.6%       150,000     95,000     *
                                       150,000+               150,000+         0+
------------------------------------------------------------------------------------------
Dennis J. Purcell                        4,500      *           4,500          0     *
                                         4,500+                 4,500+
------------------------------------------------------------------------------------------
R. Patterson Russell                    66,600      *          66,600          0     *
                                        19,200+                19,200+
------------------------------------------------------------------------------------------
Preston P. Richmond Profit               7,500      *           7,500          0     *
 Sharing Plan FBO
------------------------------------------------------------------------------------------
Preston P. Richmond                      7,500      *           7,500          0     *
                                         7,500+                 7,500+
------------------------------------------------------------------------------------------
Stanley Ruffett (2)                     29,850      *          29,850          0     *
------------------------------------------------------------------------------------------
Porus R. & Villy P. Sagar                1,500      *           1,500          0     *
                                         1,500+                 1,500+
------------------------------------------------------------------------------------------
Sonz Partners L.P.                     184,233     1.9%        30,000    154,233    1.4%
                                        30,000+                30,000+         0+
------------------------------------------------------------------------------------------
Randolph C. Steer                        7,500      *           7,500          0     *
------------------------------------------------------------------------------------------
Michael Stern                           12,750      *          12,750          0     *
                                         4,500+                 4,500+
------------------------------------------------------------------------------------------
Bruce J. Stone                           7,500      *           7,500          0     *
                                         7,500+                 7,500+
------------------------------------------------------------------------------------------
Michael Trokel                          15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------

Peter Tucker                             3,000      *           3,000          0     *
                                         3,000+                 3,000+
------------------------------------------------------------------------------------------
Jack C. Walts & Margaret T.              7,500      *           7,500          0     *
 Walts                                   7,500+                 7,500+

------------------------------------------------------------------------------------------
Terrence A. Walts & Margie              93,900     1.1%        93,900          0     *
 Gray Walts                             32,100++               32,100++
                                         6,000+                 6,000+

------------------------------------------------------------------------------------------
Julia A. Weber                           1,000      *           1,000          0     *
------------------------------------------------------------------------------------------
Rachel Weber                             1,000      *           1,000          0     *
------------------------------------------------------------------------------------------
Rebecca Weber                            1,000      *           1,000          0     *
------------------------------------------------------------------------------------------
Robert G. Weber                          3,000+     *           3,000+         0     *
------------------------------------------------------------------------------------------
Edward W. Wheeler                       46,500      *          46,500          0     *
                                        30,000+                30,000+
------------------------------------------------------------------------------------------
Robert Wyatt and Jeanne Such            15,000      *          15,000          0     *
                                        15,000+                15,000+
------------------------------------------------------------------------------------------

*     Indicates ownership of less than 1%.
+     Shares underlying stock purchase warrants.
++    Currently being held in escrow.

(1)   Beneficially Owned by a Member of the Company's Board of Directors.
(2) Member of the Company's Board of Directors, Executive Officer or affiliate of the Company.
(3) Pequot Scout Fund LP is an affiliate of Dawson-Samberg Capital Management, Inc. which beneficially owns a total of 1,000,000 shares of the Company's common stock within four of its managed portfolios. 135,000 of those shares underlie stock purchase warrants. Of those shares beneficially owned by Dawson-Samberg, Pequot Scout Fund LP is registering 75,000 shares of common stock and 75,000 shares of common stock underlying stock purchase warrants herein.
(4) Porridge Partners is an affiliate of Dawson-Samberg Capital Management, Inc. which beneficially owns a total of 1,000,000 shares of the Company's common stock within four of its managed portfolios. 135,000 of those shares underlie stock purchase warrants. Of those shares beneficially owned by Dawson-Samberg, Porridge Partners is registering 60,000 shares of common stock and 60,000 shares of common stock underlying stock purchase warrants herein.
(5)   Former member of the Company's Board of Directors.
(6) Randy W. Frey, the Company's President and Chief Executive Officer, disclaims beneficial ownership of the 525 shares of common stock and 450 shares of common stock underlying stock purchase warrants being registered herein for Anne Dolores Frey, Mr. Frey's mother.


                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and in complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution, in addition and without limiting the foregoing, each Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Shares and stock purchase warrants were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Gray, Harris & Robinson, P.A., Orlando, Florida.


                                    EXPERTS

     The financial statements incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein through incorporation by reference in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               TABLE OF CONTENTS


PROSPECTUS SUMMARY..................................................  1

RISK FACTORS........................................................  3

SELLING STOCKHOLDERS................................................ 11

PLAN OF DISTRIBUTION................................................ 16

LEGAL MATTERS....................................................... 17

EXPERTS............................................................. 17